FOR IMMEDIATE RELEASE

CONTACT:

MEDIA:	ANALYSTS:
Jennifer Martinez, 312/822-5167	James Anderson, 312/822-7757
Sarah Pang, 312/822-6394	Derek Smith, 312/822-6612
David Adams, 312/822-2183
CNA FINANCIAL ANNOUNCES FOURTH QUARTER 2013 RESULTS

•	Q4 NOI OF $0.79 PER SHARE; $1.24 ADJUSTED FOR RETRO REINSURANCE CHARGE

•	EXCLUDING CHARGE, 2013 NOI OF $1.04 BILLION GENERATING OPERATING ROE OF 8.7%

•	2013 P&C COMBINED RATIO OF 97.9%, AN IMPROVEMENT OF 7.1 PTS

•	BOOK VALUE PER SHARE EX AOCI OF $45.26, UP 6% IN 2013

•	SPECIAL DIVIDEND OF $1.00 PER SHARE PLUS 25% INCREASE TO QUARTERLY DIVIDEND
CHICAGO, February 10, 2014 --- CNA Financial Corporation (NYSE: CNA) today announced fourth quarter 2013 net operating income of $213 million, or $0.79 per share, and net income of $221 million, or $0.82 per share. Full year 2013 results were net operating income of $917 million, or $3.40 per share, and net income of $937 million, or $3.47 per share. Fourth quarter and full year results were adversely affected by a $123 million after-tax charge related to retroactive reinsurance accounting for the 2010 Asbestos and Environmental Pollution Loss Portfolio Transfer. Property & Casualty Operations combined ratio for the fourth quarter and full year was 95.0% and 97.9%, respectively.
CNA Financial also declared a special dividend of $1.00 per share and a quarterly dividend of $0.25 per share, payable March 12, 2014 to stockholders of record on February 24, 2014.

	Results for the Three Months Ended December 31 (a)		Results for the Year Ended December 31 (a)
($ millions, except per share data)	2013	2012	2013	2012
Net operating income:
Net operating income, adjusted	$336	$(7)	$1,040	$587
Retro reinsurance charge	(123)	—	(123)	—
Net operating income (loss)	$213	$(7)	$917	$587
Net income (loss)	$221	$(9)	$937	$628

Earnings (loss) per diluted share:
Net operating income, adjusted	$1.24	$(0.03)	$3.85	$2.18
Retro reinsurance charge	(0.45)	—	(0.45)	—
Net operating income (loss)	$0.79	$(0.03)	$3.40	$2.18
Net income (loss)	$0.82	$(0.03)	$3.47	$2.33

	December 31,	December 31,
	2013	2012	Change
Book value per share	$46.91	$45.71	3%
Book value per share excluding AOCI	45.26	42.62	6%

(a)
Management utilizes the net operating income financial measure to monitor the Company's operations. Please refer to Note K in the Condensed Consolidated Financial Statements within the September 30, 2013 Form 10-Q for further discussion of this measure.

Property & Casualty Operations' net operating income was $340 million for the fourth quarter of 2013 as compared with $60 million in the prior year quarter. This increase was primarily due to improved current accident year underwriting results, including lower catastrophe losses, and higher net investment income. These favorable items were partially offset by lower favorable net prior year development. Catastrophe losses for the fourth quarter were $15 million after-tax as compared with $190 million after-tax in the prior year quarter. Net written premiums grew 5% year over year, driven by increases in CNA Specialty and Hardy.
Net operating results for our non-core segments were $60 million lower than the prior year quarter. In 2010, we completed a transaction under which substantially all of our legacy asbestos and environmental pollution liabilities were ceded to National Indemnity Company, a subsidiary of Berkshire Hathaway, Inc. through a retroactive reinsurance agreement (Loss Portfolio Transfer or LPT). Retroactive reinsurance accounting requires that amounts ceded through the LPT in excess of the consideration paid result in a deferred gain, which will be recognized in income over future periods. During the fourth quarter of 2013, the cumulative amounts ceded under the LPT exceeded the consideration paid, resulting in the recognition of an accounting loss. The net operating loss in our Corporate and Other Non-Core segment increased $125 million driven by the $123 million after-tax charge related to the accounting for the LPT. However, there is no economic impact as the deferred gain will be recognized in income in future periods.
Pretax net investment income increased to $642 million for the fourth quarter of 2013 as compared with $563 million in the prior year quarter. This increase was primarily driven by limited partnership investments, which produced income of $148 million in the fourth quarter of 2013 as compared with $67 million in the prior year quarter.
Full Year 2013 Consolidated Results
Net operating income for the full year 2013 increased $330 million as compared with the prior year. Property & Casualty Operations' net operating income was $1,185 million for the full year as compared with $758 million in the prior year. This increase was primarily due to improved current accident year underwriting results, including lower catastrophe losses, and higher net investment income. These favorable items were partially offset by lower favorable net prior year development. Catastrophe impacts for the full year were $111 million after-tax as compared with $270 million after-tax in the prior year. Net operating results for our non-core segments decreased $97 million as compared with the prior year, primarily driven by results in our Corporate & Other Non-Core segment as previously discussed.
Pretax net investment income increased to $2,450 million for the year as compared with $2,282 million in the prior year. This increase was primarily driven by a significant increase in limited partnership investment income, partially offset by a modest decrease in fixed maturity securities income.

Property & Casualty Operations
“CNA’s fourth quarter provided a strong finish to a good year,” said Thomas F. Motamed, Chairman and Chief Executive Officer of CNA Financial Corporation. “The results reflect the continued progress made throughout the year on margin improvement, core P&C business performance and the shift towards focus customer segments.”

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2013	2012	2013	2012
Net written premiums	$1,684	$1,609	$6,799	$6,414
NWP Growth (% year over year)	5%	7%	6%	3%
Net operating income	$340	$60	$1,185	$758

Loss ratio excluding catastrophes and development	61.3%	68.3%	63.8%	67.7%
Effect of catastrophe impacts	1.3	16.7	2.6	6.4
Effect of development-related items	(0.6)	(4.1)	(1.8)	(3.3)
Loss ratio	62.0%	80.9%	64.6%	70.8%

Combined ratio	95.0%	116.1%	97.9%	105.0%
Combined ratio excluding catastrophes and development	94.3%	103.2%	97.1%	101.9%

Business Operating Highlights
CNA Specialty

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2013	2012	2013	2012
Net written premiums	$754	$718	$3,091	$2,924
NWP Growth (% year over year)	5%	3%	6%	2%
Net operating income	$232	$130	$707	$504

Loss ratio excluding catastrophes and development	59.8%	68.4%	64.0%	67.7%
Effect of catastrophe impacts	0.2	1.4	0.8	0.6
Effect of development-related items	(13.1)	(8.0)	(8.1)	(5.1)
Loss ratio	46.9%	61.8%	56.7%	63.2%

Combined ratio	77.4%	93.9%	86.9%	94.8%
Combined ratio excluding catastrophes and development	90.3%	100.5%	94.2%	99.3%

•
Net written premiums increased $36 million for the fourth quarter of 2013 as compared with the prior year quarter. This increase was driven by increased rate. Average rate increased 5% for the fourth quarter of 2013 as compared with an increase of 6% for the prior year quarter for the policies that renewed in each period. Retention of 85% and 86% was achieved in each period.

•
Net operating income increased $102 million for the fourth quarter of 2013 as compared with the prior year quarter. This increase was primarily due to improved underwriting results and higher net investment income.

•
The combined ratio improved 16.5 points for the fourth quarter of 2013 as compared with the prior year quarter. The loss ratio improved 14.9 points, due to an improved current accident year loss ratio and higher favorable net prior year development. The expense ratio improved 1.5 points, due to the impact of a higher net earned premium base coupled with lower underwriting expenses.

CNA Commercial

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2013	2012	2013	2012
Net written premiums	$808	$830	$3,312	$3,373
NWP Growth (% year over year)	(3)%	3%	(2)%	1%
Net operating income (loss)	$100	$(44)	$468	$277

Loss ratio excluding catastrophes and development	65.2%	69.6%	66.0%	68.6%
Effect of catastrophe impacts	2.5	28.2	4.2	10.9
Effect of development-related items	11.5	(1.2)	3.7	(1.6)
Loss ratio	79.2%	96.6%	73.9%	77.9%

Combined ratio	111.8%	132.7%	108.3%	113.5%
Combined ratio excluding catastrophes and development	97.8%	105.6%	100.4%	104.1%

•
Net written premiums decreased $22 million for the fourth quarter of 2013 as compared with the prior year quarter. This decrease was primarily driven by previous underwriting actions taken in certain business classes. Average rate increased 7% for the fourth quarter of 2013 and 2012 for the policies that renewed in each period. Retention of 74% and 78% was achieved in each period.

•
Net operating results increased $144 million for the fourth quarter of 2013 as compared with the prior year quarter. This increase was primarily due to improved current accident year underwriting results and higher net investment income. These favorable impacts were partially offset by the unfavorable effect of net prior year development.

•
The combined ratio improved 20.9 points for the fourth quarter of 2013 as compared with the prior year quarter. The loss ratio improved 17.4 points, primarily due to lower catastrophe losses and an improved current accident year non-catastrophe loss ratio, partially offset by the unfavorable impact of net prior year development. The expense ratio improved 3.5 points, due to decreased expenses, including favorable changes in estimates of insurance assessment liabilities.

Hardy

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2013	2012	2013	2012
Net written premiums	$122	$61	$396	$117
NWP growth (% year over year)	100%		N/M %
Net operating income (loss)	$8	$(26)	$10	$(23)

Loss ratio excluding catastrophes and development	41.6%	51.4%	41.2%	47.0%
Effect of catastrophe impacts	—	37.0	1.3	17.3
Effect of development-related items	(0.9)	2.8	2.3	(4.0)
Loss ratio	40.7%	91.2%	44.8%	60.3%

Combined ratio	90.1%	153.8%	93.4%	117.5%
Combined ratio excluding catastrophes and development	91.0%	105.8%	89.8%	100.1%

•	Hardy, a specialized Lloyd's of London underwriter, was acquired on July 2, 2012.

•
Net written premiums increased $61 million for the fourth quarter of 2013 as compared with the prior year quarter. This increase was primarily driven by Hardy having a larger share of Syndicate 382’s results for the 2013 year of account and the impact of a commutation of a third party capital provider's 15% share of the 2012 year of account. Average rate decreased 4% for the fourth quarter of 2013 as compared to flat average rate for the prior year quarter for the policies that renewed in each period. Retention of 63% was achieved in each period.

•	Net operating income increased $34 million for the fourth quarter of 2013 as compared with the prior year quarter. This increase was primarily due to improved underwriting results.

•
The combined ratio improved 63.7 points for the fourth quarter of 2013 as compared with the prior year quarter. The loss ratio improved 50.5 points, primarily due to the unfavorable impact of Storm Sandy in 2012 and an improved non-catastrophe current accident year loss ratio. The expense ratio improved 13.2 points, primarily due to the higher net earned premium base.

Life & Group Non-Core

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2013	2012	2013	2012
Operating revenues	$346	$359	$1,387	$1,395
Total claims, benefits and expenses	355	457	1,576	1,617
Net operating income (loss)	13	(52)	(58)	(90)

Reserve strengthening (after-tax)	—	44	—	44

•
Net operating results increased $65 million for the fourth quarter of 2013 as compared to the prior year quarter which included payout annuity and long term care reserve charges of $44 million after-tax. Results for the fourth quarter of 2013 also were helped by a $22 million after-tax non-recurring benefit. Additionally, the favorable effect of rate increase actions were substantially offset by unfavorable morbidity.

Corporate & Other Non-Core

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2013	2012	2013	2012
Operating revenues	$9	$9	$39	$45
Total claims, benefits and expenses	229	36	367	167
Net operating loss	(140)	(15)	(210)	(81)

•
Net operating loss increased $125 million for the fourth quarter of 2013 as compared with the prior year quarter. The increase was primarily driven by the unfavorable impact of the $123 million after-tax charge related to the LPT.

Net Operating Income (Loss)

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2013	2012	2013	2012
CNA Specialty	$232	$130	$707	$504
CNA Commercial	100	(44)	468	277
Hardy	8	(26)	10	(23)
Total P&C Operations	340	60	1,185	758
Life & Group Non-Core	13	(52)	(58)	(90)
Corporate & Other Non-Core	(140)	(15)	(210)	(81)
Total	$213	$(7)	$917	$587
Net Income (Loss)

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2013	2012	2013	2012
CNA Specialty	$231	$131	$705	$517
CNA Commercial	95	(39)	459	304
Hardy	7	(26)	11	(24)
Total P&C Operations	333	66	1,175	797
Life & Group Non-Core	28	(61)	(34)	(90)
Corporate & Other Non-Core	(140)	(14)	(204)	(79)
Total	$221	$(9)	$937	$628
Property & Casualty Operations Gross Written Premiums

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2013	2012	2013	2012
CNA Specialty	$1,364	$1,205	$5,344	$4,875
CNA Commercial	844	873	3,559	3,588
Hardy	93	89	452	176
Total P&C Operations	$2,301	$2,167	$9,355	$8,639
Property & Casualty Operations Net Written Premiums

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2013	2012	2013	2012
CNA Specialty	$754	$718	$3,091	$2,924
CNA Commercial	808	830	3,312	3,373
Hardy	122	61	396	117
Total P&C Operations	$1,684	$1,609	$6,799	$6,414

About the Company
Serving businesses and professionals since 1897, CNA is the country's eighth largest commercial insurance writer and the 13th largest property and casualty company.  CNA's insurance products include standard commercial lines, specialty lines, surety, marine and other property and casualty coverages.  CNA's services include risk management, information services, underwriting, risk control and claims administration.  For more information, please visit CNA at www.cna.com. “CNA” is a service mark registered by CNA Financial Corporation with the United States Patent and Trademark Office. Certain CNA Financial Corporation subsidiaries use the “CNA” service mark in connection with insurance underwriting and claims activities.
Conference Call and Webcast/Presentation Information
A conference call for investors and the professional investment community will be held at 10:00 a.m. (ET) today. On the conference call will be Thomas F. Motamed, Chairman and Chief Executive Officer of CNA Financial Corporation, and other members of senior management. Participants can access the call by dialing (888) 505-4368, or for international callers, (719) 325-2455. The call will also be broadcast live on the internet at http://investor.cna.com or you may go to the investor relations pages of the CNA website (www.cna.com) for further details. A presentation will be posted and available on the CNA website and will provide additional insight into the results.
The call is available to the media, but questions will be restricted to investors and the professional investment community. A taped replay of the call will be available through February 17, 2014 by dialing (888) 203-1112, or for international callers, (719) 457-0820. The replay passcode is 1817636. The replay will also be available on CNA's website. Financial supplement information related to the results is available on the investor relations pages of the CNA website or by contacting David Adams at (312) 822-2183.
Definition of Reported Segments
CNA Specialty provides professional and management liability, surety and other property and casualty coverages and services, which include warranty and service contracts. Specialty products are sold both domestically and abroad, through brokers, independent agencies and managing general underwriters.
CNA Commercial works with an independent agency distribution system and brokers to market a broad range of property and casualty insurance products and services to small, middle-market and large businesses and organizations domestically and abroad.
Hardy, a specialized Lloyd's of London underwriter, was acquired on July 2, 2012. Through Lloyd's Syndicate 382, Hardy underwrites primarily short-tail exposures in marine and aviation, non-marine property, specialty lines and property treaty reinsurance.
Life & Group Non-Core primarily includes the results of the life and group lines of business that are in run-off. Net earned premiums relate primarily to the individual and group long term care businesses.
Corporate & Other Non-Core primarily includes certain corporate expenses, including interest on corporate debt, and the results of certain property and casualty business in run-off, including CNA Re and asbestos and environmental pollution.
Financial Measures
In the evaluation of the results of CNA Specialty, CNA Commercial and Hardy, management utilizes the loss ratio, the expense ratio, the dividend ratio and the combined ratio. These ratios are calculated using financial results prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). The loss ratio is the percentage of net incurred claim and claim adjustment expenses to net earned premiums. The expense ratio is the percentage of insurance underwriting and acquisition expenses, including the amortization of deferred acquisition costs, to net earned premiums. The dividend ratio is the ratio of policyholders' dividends incurred to net earned premiums. The combined ratio is the sum of the loss, expense and dividend ratios.
This press release may also reference or contain financial measures that are not in accordance with GAAP.  For reconciliations of non-GAAP measures to the most comparable GAAP measures, please refer herein and/or to CNA's most recent 10-K on file with the Securities and Exchange Commission, as well as the financial supplement, available at www.cna.com.
Forward-Looking Statement
This press release may include statements which relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes”, “expects”, “intends”, “anticipates”, “estimates” and similar expressions.  Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected.  Many of these risks and uncertainties cannot be controlled by CNA. For a detailed description of these risks and uncertainties affecting CNA, please refer to CNA's most recent 10-K on file with the Securities and Exchange Commission available at www.cna.com.
Any forward-looking statements made in this press release are made by CNA as of the date of this press release.  Further, CNA does not have any obligation to update or revise any forward-looking statement contained in this press release, even if CNA's expectations or any related events, conditions or circumstances change.

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